Exhibit 99.1

For Immediate Release
Aug. 13, 2015

San Juan Plan Takes Step Forward as PNM Reaches Settlement Agreement with Key Parties

(Albuquerque, N.M.) –PNM Resources’ (NYSE: PNM) New Mexico Utility, Public Service Co. of New Mexico (PNM), today filed with the New Mexico Public Regulation Commission (NMPRC) a settlement agreement (Agreement) regarding the plan to retire two units at San Juan Generating Station (SJGS). Following discussions, PNM and several key parties agreed on modifications to the original Stipulation filed in October 2014. The Agreement requires approval by the NMPRC.

“This is a win for customers, the environment, and for jobs,” said Pat Vincent-Collawn, PNM Resources' chairman, president and CEO. “I appreciate the willingness of the parties to collaborate to reach a fair settlement that incorporates the best interests of electric customers, addresses federal environmental regulations, and protects the economy of the Four Corners region and the state.”

Similar to the original Stipulation, this Agreement is based on the closure of two of the four coal-fired units at SJGS by Dec. 31, 2017 and installation of emissions control technology on the remaining units to address compliance with federal visibility regulations under the Clean Air Act. In addition, the Agreement positions New Mexico to comply with the U.S. Environmental Protection Agency’s (EPA) Clean Power Plan which imposes limits on carbon emissions.

The Utility Division Staff of the NMPRC, the New Mexico Attorney General, Western Resource Advocates and the New Mexico Coalition for Clean Affordable Energy have signed on to the Agreement. The Agreement provides that other parties to the case may join the Agreement at a later date. In addition, the Albuquerque Bernalillo County Water Utility Authority has indicated it will withdraw its opposition to the Stipulation.

“It’s important to remember that we were originally faced with having to implement a costly federal plan to reduce regional haze, but with the leadership of Governor Susana Martinez and the support of the Navajo Nation we were able to work with EPA and the state to find a less costly way forward that would provide broader environmental benefits,” added Vincent-Collawn.

The closure of SJGS Units 2 and 3 by Dec. 31, 2017 and the installation of the Selective Non-Catalytic Reduction (SNCR) equipment on the remaining two units would reduce water use and seven different emissions (including carbon) at SJGS by approximately 50 percent.

Key terms of the Agreement include:

•
A Certificate of Public Convenience and Necessity (CCN) for 132 megawatts in SJGS Unit 4 with an initial book value of zero plus additional capital investment (including SNCR equipment), allowing for the continued operation of Units 1 and 4 and implementation of a beneficial new coal supply agreement.

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•
A CCN for 134 megawatts of the Palo Verde Nuclear Generating Station (PVNGS) Unit 3 to be used as replacement power is granted with an initial rate base value equal to the book value as of Dec. 31, 2017 (estimated to be ~$1,100/kW).

•	Accelerated recovery of SNCRs on SJGS Units 1 and 4 so they are fully depreciated by July 1, 2022.

•
Allow for the acquisition of 65 megawatts of SJGS Unit 4 as excluded utility plant by PNM, as opposed to acquisition by PNMR Development and Management Corporation, providing more flexibility in the management of this capacity.

•
Beginning in January 2020, PNM will acquire and retire one megawatt-hour of Emission Rate Credits or Allowances or Renewable Energy Certificates for every megawatt-hour produced by 197 megawatts of PNM’s share of SJGS Units 1 and 4. This will also help New Mexico achieve compliance with the EPA’s Clean Power Plan. The associated costs cannot exceed $7 million per year and will be recovered in rates.

•
PNM will make a filing in 2018, before entering into a contract for post-2022 coal supply, to demonstrate the ongoing economic viability of SJGS beyond 2022 through an NMPRC case that all parties will support being decided within six months. This time frame allows PNM and Westmoreland Coal Company to plan for coal mining operations beyond 2022.

•
PNM will also contribute an additional $250,000 this year to the company’s Good Neighbor Fund, which helps low income customers cover electric bills in emergency financial situations. This is part of PNM’s ongoing commitment to supporting community organizations and providing assistance to the least fortunate in New Mexico.

“This Agreement and the additional signatories provides broad support for our plan going into the hearing and overall is a very positive step for PNM,” said Vincent-Collawn. “It includes key elements of the original Stipulation, which collectively provide significant value for our customers and for shareholders.”

Schedule 1 below reflects the projected incremental impact on 2018 rate base.

Background:
PNM Resources (NYSE: PNM) is an energy holding company based in Albuquerque, N.M., with 2014 consolidated operating revenues of $1.4 billion. Through its regulated utilities, PNM and TNMP, PNM Resources has approximately 2,707 megawatts of generation capacity and provides electricity to more than 753,000 homes and businesses in New Mexico and Texas. For more information, visit the company's website at www.PNMResources.com.

CONTACTS:
Analysts                        Media
Jimmie Blotter                        Pahl Shipley
(505) 241-2227                    (505) 241-2782

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Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements made in this news release that relate to future events or PNM Resources’ (“PNMR”) or Public Service Company of New Mexico’s (“PNM”) (collectively, the “Company”) expectations, projections, estimates, intentions, goals, targets, and strategies are made pursuant to the Private Securities Litigation Reform Act of 1995. Readers are cautioned that all forward-looking statements are based upon current expectations and estimates. PNMR and PNM assume no obligation to update this information. Because actual results may differ materially from those expressed or implied by these forward-looking statements, PNMR and PNM caution readers not to place undue reliance on these statements.
PNMR's and PNM's business, financial condition, cash flow, and operating results are influenced by many factors, which are often beyond their control that can cause actual results to differ from those expressed or implied by the forward-looking statements. For a discussion of risk factors and other important factors affecting forward-looking statements, please see the Company’s Form 10-K and Form 10-Q filings with the Securities and Exchange Commission, which factors are specifically incorporated by reference herein.

Schedule 1

2018 Incremental Rate Base(1) (in millions)

PVNGS Unit 3 CCN
Based on an estimated value of ~$1,100/kW	$121
SNCR and Balanced Draft on SJGS Units 1 and 4
Reflects $78 million of capital investment. Approval of balanced draft cost deferred to general rate case.	$64
Retirement of SJGS Units 2 and 3 and CCN for Additional 132 MWs of SJGS Unit 4
PNM expects to have an estimated $257 million undepreciated value in SJGS Units 2 and 3 at Dec. 31, 2017. PNM will recover 50 percent of the undepreciated value in SJGS Units 2 and 3 at a full rate of return. The result is a reduction to rate base for the 50 percent that would be written off.(2)	$(79)

2018 Incremental Rate Base Total	$106

(1)Rate base amounts include other items such as working capital for PVNGS Unit 3 and are all net of deferred income taxes.
(2)The net after-tax write-off related to the Agreement (if approved) would be approximately $91 million. This includes the SJGS Units 2 and 3 unrecovered investment write-off and other deferred costs that will be written off.

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